Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FOURTH QUARTER ENDED DECEMBER 31, 2016

Company to Host Quarterly Conference Call at 9:00 A.M. on February 21, 2017

St. Petersburg, FL - February 20, 2017: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter ended December 31, 2016.

($ in thousands, except per share and ratios)	Three Months Ended				Year Ended
	December 31,				December 31,
	2016	2015	Change		2016	2015	Change
Gross premiums written	$167,103	$144,553	15.6%		$708,156	$569,736	24.3%
Gross premiums earned	$182,222	$139,318	30.8%		$666,829	$504,215	32.3%
Ceded premiums earned	$(61,061)	$(45,863)	33.1%		$(209,898)	$(168,257)	24.7%
Net premiums earned	$121,161	$93,455	29.6%		$456,931	$335,958	36.0%
Total revenues	$131,433	$100,027	31.4%		$487,117	$357,569	36.2%
Earnings (losses) before income tax	$(17,578)	$20,351	(186.4)%		$7,003	$41,860	(83.3)%
Net income (loss)	$(10,517)	$13,802	(176.2)%		$5,698	$27,358	(79.2)%
Net income (loss) per diluted share	$(0.49)	$0.64	(176.6)%		$0.26	$1.28	(79.7)%
Book value per share					$11.15	$11.11	0.4%
Return on average equity, ttm					2.4%	12.4%	(10.0	) pts
Loss ratio, net[1]	81.5%	49.3%	32.2	pts	65.3%	54.5%	10.8	pts
Expense ratio, net[2]	41.2%	35.9%	5.3	pts	39.6%	39.5%	0.1	pts
Combined ratio (CR)[3]	122.7%	85.2%	37.5	pts	104.9%	94.0%	10.9	pts
Effect of current year catastrophe losses on CR	26.4%	3.2%	23.2	pts	12.2%	8.5%	3.7	pts
Effect of prior year (favorable) development on CR	6.1%	(1.1)%	7.2	pts	3.7%	(0.7)%	4.4	pts
Underlying combined ratio[4]	90.2%	83.1%	7.1	pts	89.0%	86.2%	2.8	pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

"2016 was a year of accomplishment and challenge for us," said John Forney, President & CEO of UPC Insurance. "Continued robust organic growth, the strengthening of our claims team, and the pending merger with American Coastal all positioned us for a very bright future. However, catastrophe losses from Hurricane Matthew and many other smaller events, coupled with a very difficult noncat loss environment in Florida, hurt our bottom line results for Q4 and the full year. Nonetheless, I am proud of the efforts of our team, which is working hard every day so that our stakeholders can reap the benefits of what we are building at UPC."

Quarterly Financial Results

Net loss for the fourth quarter of 2016 was $(10.5) million, or $(0.49) per diluted share, compared to net income of $13.8 million, or $0.64 per diluted share for the fourth quarter of 2015. The change in net earnings was primarily due to increases in loss and loss adjustment expenses related to Hurricane Matthew for the fourth quarter of 2016 compared to the fourth quarter of 2015.

The Company's total gross written premium increased by $22.6 million, or 15.6%, to $167.1 million for the fourth quarter of 2016 from $144.5 million for the fourth quarter of 2015, primarily due to strong organic growth in new and renewal business generated in the Company's Gulf and Northeast regions. Increases in direct written premium of over $36.9 million were partially offset by reductions in assumed premium as the Company sharply curtailed its takeout activities in 2016 compared to the prior year. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region is shown in the table below.

($ in thousands)	Three Months Ended December 31,
Direct Written and Assumed Premium By Region (1)	2016	2015	Change	Growth %

Florida	$68,697	$62,153	$6,544	10.5%
Gulf	40,582	27,633	12,949	46.9
Northeast	35,351	19,940	15,411	77.3
Southeast	20,231	18,226	2,005	11.0
Total direct written premium by region	164,861	127,952	36,909	28.8
Assumed premium (2)	2,242	16,601	(14,359)	(86.5)
Total gross written premium	$167,103	$144,553	$22,550	15.6%
1 Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
2 Amounts include premiums assumed from Citizens Property Insurance Corporation (Citizens) in 2015 and 2016 as well as the Texas Windstorm Insurance Association (TWIA) in 2016.

Loss and LAE increased $52.6 million, or 114.3%, to $98.7 million for the fourth quarter of 2016 from $46.1 million for the fourth quarter of 2015. Loss and LAE expense as a percentage of net earned premiums increased 32.2 points to 81.5% for the quarter, compared to 49.3% for the same period last year. Retained catastrophe losses of $32.0 million during the fourth quarter of 2016 included losses from Hurricane Matthew and certain other losses not covered by the Company's reinsurance programs. Prior year loss reserve development of $7.4 million for the quarter was driven primarily by non-catastrophe water claims in Florida for accident year 2015. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 32.6%, an increase of 0.9 points from 31.7% during the fourth quarter of 2015, due primarily to increased severity from water, weather and fire losses as well as lower average premiums.

Policy acquisition costs increased $10.3 million, or 44.3%, to $33.6 million for the fourth quarter of 2016 from $23.3 million for the fourth quarter of 2015. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $2.6 million, or 97.1%, to $5.2 million for the fourth quarter of 2016 from $2.6 million for the fourth quarter of 2015, primarily due to increased costs related to the Company's ongoing growth and to increased assessment expense during the quarter, including an assessment from the North Carolina Joint Underwriting Association related to Hurricane Matthew.

General and administrative expenses increased $3.6 million, or 47.2%, to $11.2 million for the fourth quarter of 2016 from $7.6 million for the fourth quarter of 2015, primarily due to increases in personnel costs related to the Company's continued growth and higher depreciation and amortization costs resulting from the acquisition of Interboro Insurance Company during the second quarter of 2016.

Year-to-Date Financial Results

Net income for the year ended December 31, 2016 was $5.7 million, or $0.26 per diluted share, compared to $27.4 million, or $1.28 per diluted share for the year ended December 31, 2015. The decrease in net income was primarily due to increases in loss and loss adjustment expenses during 2016 as compared to 2015.

The Company's total gross written premium increased by $138.5 million, or 24.3%, to $708.2 million for the year ended December 31, 2016 from $569.7 million for the year ended December 31, 2015, primarily due to the strong organic growth in new and renewal business generated in the Company's Gulf and Northeast regions. Increases in direct written premium of over $159.3 million were partially offset by reductions in assumed premium as the Company sharply curtailed its takeout activity in 2016 compared to the prior year. The breakdown of the year-over-year changes in both direct written and assumed premiums by region is shown in the table below.

($ in thousands)	Year Ended December 31,
Direct Written and Assumed Premium By Region (1)	2016	2015	Change	Growth %

Florida	$336,591	$314,588	$22,003	7.0%
Gulf	160,520	91,303	69,217	75.8
Northeast	123,964	73,128	50,836	69.5
Southeast	87,176	69,897	17,279	24.7
Total direct written premium by region	708,251	548,916	159,335	29.0
Assumed premium (2)	(95)	20,820	(20,915)	(100.5)
Total gross written premium	$708,156	$569,736	$138,420	24.3%
1 Each region is comprised of the following states: Gulf includes Hawaii, Louisiana and Texas, Northeast includes Connecticut, Massachusetts, New Jersey, New York and Rhode Island, and Southeast includes Georgia, North Carolina and South Carolina.
2 Assumed premiums written includes homeowners premium assumed from Maidstone insurance Company in conjunction with the Interboro Insurance Company acquisition in 2016, as well as premiums assumed from Citizens in Florida during 2015 and 2016 and TWIA in Texas during 2016.

Loss and LAE increased $115.3 million, or 62.9%, to $298.4 million for the year ended December 31, 2016 from $183.1 million for the year ended December 31, 2015. Loss and LAE expense as a percentage of net earned premiums increased 10.8 points to 65.3% for the year, compared to 54.5% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the year was 33.8%, an increase of 2.7 points from 31.1% during 2015, due primarily to an increase in fire and weather related losses as well as lower average premiums. Retained catastrophe losses of $55.8 million during 2016 included losses from winter and spring storms in Florida and Texas, the August Louisiana storms, Hurricane Hermine, Tropical Storm Colin, Hurricane Matthew, and certain other losses not covered by the Company's reinsurance programs. Prior year loss reserve development of $17.0 million for the year was driven primarily by non-catastrophe claims in Florida for accident year 2015.

Policy acquisition costs increased $30.3 million, or 34.6%, to $117.7 million for the year ended December 31, 2016 from $87.4 million for the year ended December 31, 2015. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average market commission rates outside of Florida.

Operating expenses increased by $5.2 million, or 34.0%, to $20.5 million for the year ended December 31, 2016 from $15.3 million for the year ended December 31, 2015, primarily due to increased costs related to the Company's ongoing growth and continuing expansion into new states.

General and administrative expenses increased $13.1 million, or 43.9%, to $43.0 million for the year ended December 31, 2016 from $29.9 million for the year ended December 31, 2015, primarily due to increases in personnel costs related to the Company's continued growth and higher depreciation and amortization costs resulting from the acquisition of Interboro Insurance Company during the second quarter of 2016.

Combined Ratio Analysis

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended				Year Ended
	December 31,				December 31,
	2016	2015	Change		2016	2015	Change
Loss and LAE	$98,738	$46,078	$52,660		$298,353	$183,108	$115,245
% of Gross earned premiums	54.2%	33.1%	21.1	pts	44.7%	36.3%	8.4	pts
% of Net earned premiums	81.5%	49.3%	32.2	pts	65.3%	54.5%	10.8	pts
Less:
Current year catastrophe losses	$31,957	$2,980	$28,977		$55,842	$28,565	$27,277
Prior year reserve (favorable) development	7,403	(1,003)	8,406		16,988	(2,368)	19,356
Underlying Loss and LAE*	$59,378	$44,101	$15,277		$225,523	$156,911	$68,612
% of Gross earned premiums	32.6%	31.7%	0.9	pts	33.8%	31.1%	2.7	pts
% of Net earned premiums	49.0%	47.2%	1.8	pts	49.4%	46.7%	2.7	pts
Policy acquisition costs	$33,572	$23,261	$10,311		$117,658	$87,401	$30,257
Operating and underwriting	5,198	2,637	2,561		20,524	15,316	5,208
General and administrative	11,197	7,608	3,589		42,956	29,852	13,104
Total Operating Expenses	$49,967	$33,506	$16,461		$181,138	$132,569	$48,569
% of Gross earned premiums	27.4%	24.1%	3.3	pts	27.2%	26.3%	0.9	pts
% of Net earned premiums	41.2%	35.9%	5.3	pts	39.6%	39.5%	0.1	pts
Combined Ratio - as % of gross earned premiums	81.6%	57.2%	24.4	pts	71.9%	62.6%	9.3	pts
Underlying Combined Ratio - as % of gross earned premiums	60.0%	55.8%	4.2	pts	61.0%	57.4%	3.6	pts
Combined Ratio - as % of net earned premiums	122.7%	85.2%	37.5	pts	104.9%	94.0%	10.9	pts
Underlying Combined Ratio - as % of net earned premiums	90.2%	83.1%	7.1	pts	89.0%	86.2%	2.8	pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

UPC Insurance experienced unfavorable reserve development in the current year and its historical impact on the Company's net loss and net underlying loss ratios is outlined in the following table.

	Historical Reserve Development
($ in thousands, except ratios)	2012	2013	2014	2015	2016
Prior year reserve development (unfavorable)	$(670)	$(4,078)	$4,037	$2,368	$(16,988)
Development as a % of earnings before interest and taxes	4.3%	11.7%	6.2%	5.6%	219.9%
Consolidated net loss ratio (LR)	47.9%	50.0%	44.6%	54.5%	65.3%
Prior year reserve unfavorable (favorable) development on LR	0.6%	2.1%	(1.5)%	(0.7)%	3.7%
Current year catastrophe losses on LR	3.0%	1.8%	0.3%	8.5%	12.2%
Underlying net loss ratio*	44.3%	46.1%	45.8%	46.7%	49.4%

*
Underlying Net Loss Ratio is a non-GAAP measure and is reconciled above to the Consolidated Net Loss Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this document is in the "Definitions of Non-GAAP Measures" section of this document.

Reinsurance Costs as a % of Earned Premium

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2016 were 30.8% of gross premiums earned compared to 30.0% of gross premiums earned for the fourth quarter of 2015. Reinsurance costs for the year ended December 31, 2016 were 28.7% of gross premiums earned compared to 30.3% for the same period last year. Ceded earned premiums related to the Company's quota share reinsurance program that incepted on December 1, 2016 were $9.9 million and drove the 0.8% increase to reinsurance costs as a percentage of gross premiums earned in the current quarter compared to the fourth quarter last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $679.3 million at December 31, 2016 compared to $537.5 million at December 31, 2015. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 93.5% of total investments at December 31, 2016 with a modified duration of 3.7 years compared to 87.6% at December 31, 2015 and a modified duration of 3.9 years.

Book Value Analysis

Book value per share increased 0.4% from $11.11 at December 31, 2015, to $11.15 at December 31, 2016 and underlying book value per share increased 0.6% from $11.04 at December 31, 2015 to $11.11 at December 31, 2016. The increase in the Company's book value per share and underlying book value per share was driven primarily by retained earnings during 2016. The Company's underlying book value per share growth was impacted by the decrease in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	December 31,	December 31,
	2016	2015
Book Value per Common Share
Numerator:
Common shareholders' equity	$241,327	$239,211
Denominator:
Total Shares Outstanding	21,646,614	21,524,348
Book Value Per Common Share	$11.15	$11.11

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common shareholders' equity	$241,327	$239,211
Accumulated other comprehensive income	822	1,620
Shareholders' Equity, excluding AOCI	$240,505	$237,591
Denominator:
Total Shares Outstanding	21,646,614	21,524,348
Underlying Book Value Per Common Share*	$11.11	$11.04
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    February 21, 2017 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q4-2016

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
SEC Reporting Manager		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$167,103	$144,553	$708,156	$569,736
Decrease (increase) in gross unearned premiums	15,119	(5,235)	(41,327)	(65,521)
Gross premiums earned	182,222	139,318	666,829	504,215
Ceded premiums earned	(61,061)	(45,863)	(209,898)	(168,257)
Net premiums earned	121,161	93,455	456,931	335,958
Investment income	2,893	2,487	10,679	9,212
Net realized gains	69	515	547	827
Other revenue	7,310	3,570	18,960	11,572
Total revenues	$131,433	$100,027	$487,117	$357,569
EXPENSES:
Losses and loss adjustment expenses	98,738	46,078	298,353	183,108
Policy acquisition costs	33,572	23,261	117,658	87,401
Operating expenses	5,198	2,637	20,524	15,316
General and administrative expenses	11,197	7,608	42,956	29,852
Interest expense	326	94	723	326
Total expenses	149,031	79,678	480,214	316,003
Income (loss) before other income	(17,598)	20,349	6,903	41,566
Other income	20	2	100	294
Income (loss) before income taxes	(17,578)	20,351	7,003	41,860
Provision for income taxes	(7,061)	6,549	1,305	14,502
Net income (loss)	$(10,517)	$13,802	$5,698	$27,358
OTHER COMPREHENSIVE INCOME:
Change in net unrealized losses on investments	(10,934)	(1,348)	(629)	(3,070)
Reclassification adjustment for net realized investment gains	(69)	(515)	(547)	(827)
Income tax benefit related to items of other comprehensive income	4,154	720	378	1,506
Total comprehensive income (loss)	$(17,366)	$12,659	$4,900	$24,967

Weighted average shares outstanding
Basic	21,449,910	21,288,545	21,417,486	21,218,233
Diluted	21,645,141	21,526,042	21,614,443	21,452,540

Earnings per share
Basic	$(0.49)	$0.65	$0.27	$1.29
Diluted	$(0.49)	$0.64	$0.26	$1.28

Dividends declared per share	$0.06	$0.05	$0.23	$0.20

Consolidated Balance Sheets
In thousands, except share amounts

	December 31, 2016	December 31, 2015
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$494,516	$396,698
Equity securities - common and preferred	28,398	50,806
Other investments	5,733	5,210
Total investments	$528,647	$452,714
Cash and cash equivalents	150,688	84,786
Accrued investment income	3,735	2,915
Property and equipment, net	17,860	17,135
Premiums receivable, net	38,883	41,170
Reinsurance recoverable on paid and unpaid losses	24,028	2,961
Prepaid reinsurance premiums	132,564	79,399
Goodwill	14,254	3,413
Deferred policy acquisition costs	65,473	46,732
Other assets	18,153	8,796
Total Assets	$994,285	$740,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$140,855	$76,792
Unearned premiums	372,223	304,653
Reinsurance payable	99,891	64,542
Other liabilities	85,814	42,470
Notes payable	54,175	12,353
Total Liabilities	$752,958	$500,810
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,858,697 and 21,736,431 issued; 21,646,614 and 21,524,348 outstanding for 2016 and 2015, respectively	2	2
Additional paid-in capital	99,353	97,163
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	822	1,620
Retained earnings	141,581	140,857
Total Stockholders' Equity	$241,327	$239,211
Total Liabilities and Stockholders' Equity	$994,285	$740,021